Presentation to the
Special Committee of the Board of Directors of
JULY 18, 2006	TIMCO Aviation Services, Inc.

Confidential

Houlihan Lokey Howard & Zukin
www.hlhz.com     U.S. 800.788.5300     U.K. + 44 (0)20.7839.3355
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Table of Contents

		Tab

Executive Summary		1

Situation Overview		2

Valuation of TIMCO		3

Fairness Analysis		4
Fairness of Stock Purchase Price
Fairness of Going Private Transaction Consideration

Appendices
Financial Data	A
Comparable Company Data	B
Due Diligence and Limiting Factors	C
 i

Executive Summary

     Executive Summary
Scope of Engagement
•	We understand that on April 10, 2006 TIMCO Aviation Services, Inc. (“TIMCO” or the “Company”) began a series of transactions (“Debt Restructuring”) whereby TAS Holding Inc. (“TAS” or “Newco”), a new company formed by LJH, Ltd. (“LJH”), the Company’s largest stockholder, and Owl Creek Asset Management (together with its affiliates, “Owl Creek”):
•	purchased TIMCO’s debt obligations owed to Monroe Capital Advisors, LLC (the “Monroe Debt”), with a face value of approximately $18.4 million;

•	reset the covenants of the Monroe Debt, waived certain existing defaults under the Monroe Debt, and adjusted the interest rate on the Monroe Debt (taken together, the “Monroe Amendments”); and

•	on April 20, 2006 provided a $6.0 million Term Loan C (as defined in the Conversion Agreement, defined herein) to the Company for working capital (the “New Loan”) with an interest rate of LIBOR + 1.75% and a maturity date of December 31, 2007.

•	In addition, the Company’s senior lender, CIT Group/Business Credit, Inc. (“CIT”), as a result of the Debt Restructuring and New Loan, increased availability under the Company’s existing revolving line of credit and waived certain existing events of default.
•	We also understand that TIMCO has received a revised draft agreement and plan of merger draft dated as of July 6, 2006 (the “Merger Agreement”) (initial draft dated April 8, 2006) from TAS, whereby TAS has offered to take the Company private either through a long form or short form merger transaction. TAS offered to purchase shares of common stock held by the public minority stockholders (excluding LJH and Owl Creek, the “Unaffiliated Stockholders”) (the “Going Private Transaction”), at a price of $4.00 per share in cash (the “Consideration”).
•	Certain owners of TAS initially offered to take the Company private by paying $2.00 per share in cash but through negotiations with the Committee (as defined herein), TAS has increased its offer to the current Consideration of $4.00 per share.

•	Pursuant to an escrow agreement, draft dated July 6, 2006 (“Escrow Agreement”), TAS has agreed to escrow approximately $10.0 million in cash to consummate the Going Private Transaction in connection with execution of the Merger Agreement.

•	The escrow is intended to provide sufficient cash to buyout the Unaffiliated Stockholders, option holders and stock purchase rights holders as well as the 8.0% Senior and Junior Convertible Subordinated PIK Notes due 2006 and 2007, respectively (the “PIK Notes”) when they convert into common stock at $4.00 per share at maturity (December 2006 and January 2007, respectively).

     Executive Summary
Scope of Engagement (continued)
•	We further understand that the Company will enter into an agreement with TAS and the stockholders of TAS (the “Agreement”) whereby the Company will issue to the stockholders of TAS their pro rata share of 2.4 million shares of the TIMCO common stock at a price of $2.50 per share (the “Stock Purchase Price”) for an aggregate consideration of up to $6.0 million (the “Stock Purchase Transaction”).
•	Certain owners of TAS initially offered to buy shares of stock or exchange debt at a price of $0.62 per share but through negotiation with the Committee, The TAS stockholders have increased its offer to the Stock Purchase Price of $2.50 per share.

•	As form of consideration for the Stock Purchase, TAS shall cancel equivalent indebtedness of the Term Loan C.

•	The TAS stockholders are not permitted under the terms of the Agreement to purchase the 2.4 million of shares unless they agree to close the Going Private Transaction.

•	If less than 90.1% of the issued and outstanding common stock of TIMCO is collectively owned by TAS and the TAS stockholders post-Stock Purchase Transaction, the TAS stockholders may purchase additional shares at $2.50 per share to reach the 90.1% ownership threshold.
•	For purposes of this presentation, the Stock Purchase Transaction, and Going Private Transaction are, together, defined as the “Transaction”.

•	We understand that the Board of Directors of TIMCO has created a special committee (the “Committee”) to evaluate the fairness of the Transaction to the Unaffiliated Stockholders and Interested Parties.

     Executive Summary
Scope of Engagement (continued)
•	Houlihan Lokey has been requested to provide two separate fairness opinions regarding the Transaction:
•	The Stock Purchase Price is fair to the Unaffiliated Stockholders and holders of right to acquire shares of TIMCO, other than TAS (“Interested Parties”), of TIMCO from a financial point of view; and

•	The Consideration to be received by the Unaffiliated Stockholders and Interested Parties in connection with the Going Private Transaction is fair to them from a financial point of view.

     Executive Summary
Summary of Analysis Performed
In assessing the financial fairness of certain terms of the Transaction to the Company’s existing Unaffiliated Stockholders, and Interested Parties we have:
•	Analyzed the historical trading price and volume of the Company’s common stock;

•	Performed an independent valuation of the Company using widely accepted valuation methodologies;

•	Analyzed the terms of other going-private and minority purchase transactions;

•	Reviewed the Company’s current liquidity situation;

•	Considered recent purchases by LJH of significant blocks of the Company’s common stock from institutional stockholders;

•	Analyzed the impact of the Transaction on the Company’s capital structure and stockholders;

•	Analyzed the Company’s ownership profile; and

•	Performed other analyses to ascertain the fairness of certain terms of the Transaction.

     Executive Summary
Assumptions and Limiting Conditions (continued)
•	The Opinion does not address:
•	the Committee’s, the Company’s, the Company’s security holders’ or any other parties’ underlying business decision to effect the Transaction;

•	the fairness of the Transaction to TAS, LJH or Owl Creek;

•	the fairness of any portion of the Transaction not expressly addressed in this Opinion;

•	the fairness of any portion or aspect of the Transaction to the holder of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the Opinion; or

•	the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party.

     Executive Summary
Conclusions
•	Based on the analysis contained herein, Houlihan Lokey believes the Stock Purchase Price of $2.50 is fair to the Unaffiliated Stockholders and Interested Parties from a financial point of view.
•	Provides $6 million of additional liquidity through either a cash infusion or a forgiveness of debt;

•	The Stock Purchase Price of $2.50 is 86.4% greater than the midpoint of Houlihan Lokey’s pre-Stock Purchase Transaction independent valuation of $1.34;

•	On June 29, 2006 and June 30, 2006, 13-D schedules were filed by LJH and Owl Creek announcing the Going Private Transaction of $4.00 per share, but not the Stock Purchase Price of $2.50 per share. Similarly, the Company issued a press release on June 30, 2006 announcing the same information; TIMCO’s common stock subsequently rose from $2.03 as of June 28th to $3.51 as of July 12th;

•	The Stock Purchase Price is 23.2% higher than the unaffected closing price of TIMCO’s common stock on June 28, 2006 of $2.03, and is 24.1% higher than the 10-day trailing average closing price of TIMCO’s common stock of approximately $2.02 as of the same date; and

•	Consummation of the Stock Purchase Transaction will help facilitate TAS to effect the Going Private Transaction at a price of $4.00 per share.

Conclusions (continued)
•	Based on the analysis contained herein, Houlihan Lokey believes that the Consideration to be received by the Unaffiliated Stockholders and Interested Parties in connection with the Going Private Transaction is fair to them from a financial point of view.
•	The Consideration is 174.5% higher than the midpoint of Houlihan Lokey’s post-Stock Purchase Transaction independent valuation of $1.46;

•	The Consideration is 97.0% higher than the closing price of TIMCO’s common stock as of June 28, 2006, and 98.5% higher than the 10-day trailing average closing price of TIMCO’s common stock as of the same date.

•	On June 29, 2006 and June 30, 2006, 13-D schedules were filed announcing the Transaction and a press release was issued; TIMCO’s common stock subsequently rose from $2.03 as of June 28th to $3.51 as of July 12th. The Consideration represents a 14.0% premium over the July 12th closing price;

•	The Consideration is the same price at which LJH recently purchased large blocks of shares from sophisticated institutional investors Lampe Conway & Co., LLC and Loeb Partners Corp. (February 6, 2006); AND
Implied EV/EBITDA valuation at $4.00 per share is higher than the median of TIMCO’s public comparables.

Situation Overview

          Situation Overview
Background
•	Since its reorganization in 2002, TIMCO has worked to improve its operations and strengthen its balance sheet. Since the beginning of 2004, TIMCO has:
•	Sold the Miramar facility and repaid the $24 million TROL facility loan;

•	Refinanced its Term Loan B with Monroe Capital and improved its liquidity by approximately $7 million at that time;

•	Completed the PIK Note exchange offer that reduced debt by approximately $57 million; and

•	Increased revenues from $241.3 million during fiscal 2003 to $329.6 million during FY 2005.

•	Completed the Debt Restructuring.
•	On November 22, 2005 the Company completed a transaction whereby holders of the Company’s PIK Notes were provided an opportunity to (i) exchange PIK Notes into common stock at a 15.0% premium to their contractual rights, and (ii) participate in a rights offering on terms equal to those extended to common stockholders (together, the “Rights Offering”).
•	This transaction had the effect of further reducing debt by $78.8 million and raising $26.4 million of cash.
•	Despite the accomplishments of the Rights Offering, TIMCO has utilized substantial cash, resulting in near-term liquidity issues.
•	Financial results in the fourth quarter were substantially below expectations, resulting in ($7.5) million of EBITDA for FY 2005.
•	The fourth quarter alone accounted for ($14.2) million of FY 2005 EBITDA.
•	The Company’s performance in its Goodyear division also failed to turn around, finishing the year with ($5.4) million of EBITDA.

•	Due to the FY 2005 results, TIMCO was unable to comply with the covenant requirements of its secured debt obligations and therefore was in default.
•	Certain of the Company’s lenders expressed a strong desire to be repaid.
•	CIT had limited the Company’s access to the revolver, increasing the strain on liquidity.
•	Completed the Debt Restructuring.

          Situation Overview
Background (continued)
•	The table below shows the variance in management’s prior and current financial expectations.

•	Despite strong 2004 results, the Company substantially missed its outlook for FY 2005.

•	In addition, the Company’s current outlook for FY 2006 is significantly below the levels previously expected.

TIMCO Prior & Current Financial Expectations (1)
($ thousands)	FY 2004	FY 2005		Variance		FY 2006		Variance
		May	Actual			May	June
	Actual	2005 Est.(3)	Audited(4)	$	%	2005 Est.(3)	2006 Est.(5)	$	%

Operating Revenues	$323,488	$350,139	$329,552	($20,587)	(5.9%)	$368,740	$298,521	($70,218)	(19.0%)
Cost of Sales	294,199	315,655	316,268	613	0.2%	331,879	281,205	(50,673)	(15.3%)

Gross Profit	$29,289	$34,484	$13,284	($21,200)	(61.5%)	$36,861	$17,316	($19,545)	(53.0%)
Operating Expenses	22,468	24,895	27,522	2,627	10.6%	25,754	26,169	414	1.6%

Income (loss) from operations	$6,821	$9,589	($14,238)	($23,827)	(248.5%)	$11,107	($8,853)	($19,959)	(179.7%)
Other Expenses	7,488	10,680	8,502	(2,178)	(20.4%)	11,283	0	(11,283)	(100.0%)

Income before income tax, disc. ops. and extraordinary items	($667)	($1,091)	($22,740)	($21,649)	1,983.8%	($177)	($8,853)	($8,676)	4,911.2%
Income tax (benefit) expense	0	0	(390)	(390)	NMF	(71)	0	71	NMF

Income before disc. ops. and extraordinary items	($667)	($1,091)	($22,350)	($21,259)	1,948.1%	($106)	($8,853)	($8,747)	8,251.9%
Disc. ops. and extraordinary items (net of income taxes)	1,580	0	634	634	NMF	0	0	0	0.0%

Net Income	$913	($1,091)	($21,716)	($20,625)	1,890.0%	($106)	($8,853)	($8,747)	8,251.9%
Reported EBITDA(2)	$11,882	$15,340	($7,132)	($22,472)	(146.5%)	$17,122	($686)	($17,808)	(104.0%)
Adjusted EBITDA	$13,818	NA	($229)	NA	NA	NA	$1,730	NA	NA

[1]	Represents financials from consolidated operations and includes certain one-time cost items, and does not match the Representative Level financials contained elsewhere in this presentation. Please see appendix for a bridge between Reported, Adjusted and Representative Level EBITDA.

[2]	As reported by Management.

[3]	Source: File provided by Company management titled “3 Yr Proj to Houlihan 5-11-05.xls”.

[4]	Source: 10-K filing for fiscal year ended December 31, 2005.

[5]	Source: File provided by Company management titled “Houlihan_7-06_proj_PL_BS1.xls” (base case). The Company has also provided Houlihan Lokey with an upside case for 2006 with Reported EBITDA of $1.4 million, which management does not believe is achievable at this time.

          Situation Overview
Background (continued)
•	The Company’s poor performance in FY 2005 has precipitated the need to address its debt obligations.

•	Although FY 2005 began strong, with first half Adjusted EBITDA of $10.0 million, financial performance soon turned negative, ending the year at ($0.6) million.
•	Adjusted EBITDA was negative in each month of the second half of 2005, culminating with an Adjusted EBITDA loss in December of ($7.4) million.

[1]	Adjusted to exclude the impact of certain one-time items totaling $1.1 million in FY 2005 and discontinued operations, which contributed negative ($5.8) million to consolidated EBITDA in FY 2005.

          Situation Overview
Background (continued)
•	Management attributes the poor FY 2005 performance to cost over-runs experienced on a significant number of FedEx planes being serviced at the Company’s Greensboro facility as well as the failure to successfully turn around operations at TIMCO’s Goodyear facility.
•	Greensboro reported Adjusted EBITDA of ($4.0) million in the month of December.

•	FY 2005 Adjusted EBITDA at the Company’s Goodyear facility was ($5.4) million.
•	In response to the disappointing results, the Company’s Board of Directors and management took a number of actions.
•	Terminated a number of key operating managers, citing a lack of management focus.
•	TIMCO’s COO Gil West and Senior Vice President of Business Development Jack Arehart were severed.

•	New management has released FedEx as a customer due to terms that have not allowed TIMCO to be profitable.
•	John Cawthron was appointed to the Company’s board of directors at the request of LJH and subsequently named Chairman and CEO.

•	Former Chairman and CEO Roy Rimmer resigned from the Company but has agreed to remain on in a limited capacity to maintain relationships with key customers.

•	TIMCO is closing the Goodyear location, an operation that has failed to materially contribute to the Company’s profitability.

•	The Company also exited the AID seat division in 2005, the operations of which also declined significantly.
•	Despite these recent actions, TIMCO was in a precarious financial position until the recently consummated Debt Restructuring.
•	Was in default of the covenants under its secured credit facilities.

•	Company was operating with dangerously low levels of liquidity.

•	Risked going concern opinion from its auditor, which could have resulted in lost or cancelled contracts with clients.
•	The proposed Merger comes after an initial proposal by LJH to take the Company private at a price to Unaffiliated Stockholders of $2.00 per share and purchase common stock of the Company at $0.62 per share.

          Situation Overview
Current Liquidity Situation
•	The table below shows TIMCO’s near term cash flow and availability outlook.
•	Forecasted borrowing base declines over the eight-week period are attributable to a reduced sales volume outlook.

•	However, due in part to a catch-up in collections from Delta and reduced payroll expenses at Goodyear, forecasted net cash flow is approximately $540,000 over the forecast period.

	Forecasted Week Ending (1)
									8-Week
($ thousands)	23-Jun	30-Jun	7-Jul	14-Jul	21-Jul	28-Jul	4-Aug	11-Aug	Total

Beginning Availability	$5,792.4	$6,744.9	$2,759.0	$3,443.4	$5,961.2	$3,829.5	$2,502.9	$1,564.1	$5,792.4
Borrowing Base Adjustments	$913.0	($2,000.0)	($2,700.0)	($1,200.0)	($500.0)	$200.0	$300.0	$200.0	($4,787.0)

Total Receipts	$7,768.6	$5,066.0	$10,442.9	$9,330.5	$5,544.1	$4,471.1	$5,581.2	$4,888.3	$53,092.7

Cash Disbursements:
Employee & Contractor Costs	($4,601.0)	($3,238.6)	($4,887.5)	($3,061.2)	($4,724.2)	($3,041.2)	($4,545.0)	($3,035.0)	($31,133.7)
Operational Vendor Payments	(2,172.2)	(2,354.3)	(2,025.0)	(2,035.0)	(2,010.0)	(2,010.0)	(2,010.0)	(2,010.0)	(16,626.5)
Management, Professional and Interest Costs	(139.7)	(123.8)	(121.0)	(39.0)	(25.0)	(48.8)	(85.0)	(39.0)	(621.3)
Insurance, Taxes, Rent, Utilities & Other Costs	(816.2)	(1,335.2)	(25.0)	(477.5)	(416.6)	(897.7)	(180.0)	(25.0)	(4,173.2)
Total Disbursements	($7,729.1)	($7,051.9)	($7,058.5)	($5,612.7)	($7,175.8)	($5,997.7)	($6,820.0)	($5,109.0)	($52,554.7)

Net Cash Flow	$39.5	($1,985.9)	$3,384.4	$3,717.8	($1,631.7)	($1,526.6)	($1,238.8)	($220.7)	$538.0

Ending Availability	$6,744.9	$2,759.0	$3,443.4	$5,961.2	$3,829.5	$2,502.9	$1,564.1	$1,543.4	$1,543.4

[1]	Source: File provided by Company management titled “Cash Forecast_06.21.06.xls”.

          Situation Overview
TAS Transaction (1)

THE STOCK PURCHASE TRANSACTION:	The Company will enter into an Agreement with TAS and the TAS stockholders whereby the Company will issue to the stockholders of TAS their pro rata share of 2.4 million shares of the TIMCO common stock at a price of $2.50 per share for an aggregate consideration of up to $6.0 million in the form of forgiveness of existing indebtedness. In addition, the TAS stockholders will be allowed, under certain circumstances, to purchase additional shares of TIMCO at $2.50 per share to bring them up to 90.1% of fully diluted ownership.

GOING PRIVATE TRANSACTION:	TAS has agreed to take the Company private either through a long form or short form merger transaction. TAS will purchase shares of common stock held by the public minority stockholders at a price of $4.00 per share in cash.

ESCROW:	TAS has agreed to escrow approximately $10.0 million to fund the Going Private Transaction.

TREATMENT OF SUBORDINATED NOTES:	The Company’s 8.125% Senior Subordinated Notes due 2008 and its PIK Notes due 2006 and 2007 would remain outstanding. Upon the conversion of the PIK Notes into shares of TIMCO common stock at maturity, the shares will be purchased by TAS for $4.00 per share, including any shares issued for dilution protection.

DISSENTING STOCKHOLDERS:	Entitled to appraisal rights under section 262 of the DGCL.

NON-SOLICITING STOCKHOLDERS:	The Company may not solicit alternative proposals to the Transaction, however the Committee shall be allowed to respond to a Superior Proposal (as defined in the Merger Agreement).

GOVERNANCE:	Upon the closing of the Transaction, it is expected that the Company’s independent directors would resign.

EXPENSES:	All fees and expenses incurred are to be paid by the party incurring such expenses, whether or not the Transaction is consummated.

BREAK-UP FEES:	The Company may be obligated to pay $750,000 plus certain expenses incurred by TAS or its stockholders (not to exceed $1.0 million) in connection with the Transaction under certain circumstances.

[1]	Based on the Conversion Agreement draft dated July 6, 2006, and the Escrow Agreement draft July 6, 2006.

          Situation Overview
Ownership Analysis (continued)
•	Below is the current ownership profile of TIMCO pro forma for the Stock Purchase Transaction and Going Private Transaction.

			Pro Forma for		Pro Forma for
	As of July 2006 (1)		Stock Purchase Transaction (2)		Going Private Transaction (3)
	Shares	%	Shares	%	Shares	%
Primary Basis
TAS	19,108,211	89.1%	21,508,211	90.2%	23,841,040	100.0%
Minority Stockholders	2,332,829	10.9%	2,332,829	9.8%	0	0.0%

Total	21,441,040	100.0%	23,841,040	100.0%	23,841,040	100.0%

Fully Diluted Basis
TAS (4)	19,155,336	88.7%	21,555,336	89.8%	23,998,122	100.0%
Minority Stockholders	2,442,786	11.3%	2,442,786	10.2%	0	0.0%

Total	21,598,122	100.0%	23,998,122	100.0%	23,998,122	100.0%

[1]	Source: Based on a file prepared by management titled “Ownership Detail for TIMCO Aviation.xls”

[2]	Assumes that Stock Purchase Transaction is consummated with 100% debt forgiveness.

[3]	Assumes 100% participation.

[4]	Assumes the exercise of the warrant issued to LJH in 2003 (the “LJH Warrant”).

Valuation of TIMCO

          Valuation of TIMCO
Overview Of Valuation Approaches
In determining the going-concern Total Enterprise Value (“TEV”) of the Company, Houlihan Lokey considered three widely accepted valuation methodologies: (i) Market Multiple Approach, (ii) Comparable Transaction Approach, and (iii) Discounted Cash Flow Approach. In addition, we have also analyzed the value of TIMCO implied by its publicly traded stock price. A description of each is provided below.
     Market Multiple Approach
•	The Market Multiple approach involved the capitalization of representative levels of revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for certain one-time items and discontinued operations.

•	Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of their operational and economic similarity with the principal business operations of the Company.

•	Multiples were calculated for the comparative companies based upon recent trading prices.

•	The risk analysis incorporates both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which the Company and the other comparative companies are engaged, relative size, profitability, and growth rates.

•	Although there are no public companies that are directly comparable to TIMCO, for purposes of this analysis we selected five aerospace companies with business lines that have similarities in nature to TIMCO, including: AAR Corp., BE Aerospace, Inc., Pemco Aviation, Inc., Sequa Corp. and Triumph Group, Inc. Aviall, Inc. was eliminated as a comparable company due to its acquisition by Boeing in May 2006.

•	Several other companies were considered, but were deemed not to be comparable because: (i) they did not have any, or too little of their revenue is derived from, MRO operations, (ii) their operations were deemed to be too diversified, either through their service offerings or geographically, or (iii) they did not provide reliable valuation multiples.

•	Valuations implied by the Market Multiple Approach were adjusted for expected near-term cash severance payments, which were accrued for in FY 2005.
•	These cash payments are already captured in the DCF analysis through changes in working capital.

Valuation of TIMCO
Overview of Valuation Approaches (Continued)
     Comparable Transaction Approach
•	Like the Market Multiple approach, the Comparable Transaction approach involved the capitalization of revenues and EBITDA.

•	Multiples analyzed in this approach involved controlling interest transactions for companies with operations similar to the Company’s operations.

•	Consistent with past recent valuations of TIMCO by Houlihan Lokey, we have not relied upon the Comparable Transaction Methodology, based upon the following reasons:
•	Within the sample set of transactions, there were no recent transactions with purchase multiple data in which the target was directly comparable to TIMCO or its operations.

•	The transactions in the sample set that have purchase multiple data tend to be outdated, and may not necessarily reflect current valuation levels given the state of the aerospace industry.
•	That being said, Houlihan Lokey reviewed the recent acquisition of Availl, Inc. (“Availl”) by Boeing, Inc. (Availl is a similar business to TIMCO).
•	Acquisition was announced on May 1, 2006.

•	The deal was effectuated at $48 per share plus the assumption of approximately $350 million of debt obligations, for total consideration of approximately $2.1 billion.
•	The total consideration paid translates into an adjusted LTM EBITDA multiple of 14.9x.
•	Due to the fact that Aviall has multiple business units not comparable to TIMCO, and is the only recent transaction with purchase multiples available, Houlihan Lokey has still not relied upon the Market Multiple Approach.

Valuation of TIMCO
Overview of Valuation Approaches (Continued)
     Discounted Cash Flow Approach
•	The Discounted Cash Flow Approach uses projections prepared by the Company’s management to value the Company based on its cash flow generation.

•	The cash flows were analyzed on a “debt-free” basis (before cash payments to equity and interest bearing debt investors) in order to develop a value indication for the Company.

•	A provision, based on these projections, for the value of the Company at the end of the forecast period, or terminal value, was also made.

•	The present values of the cash flows and the terminal value were determined using a risk-adjusted rate of return or “discount rate”.
•	The discount rate was developed through an analysis of rates of return on alternative investment opportunities in companies with similar risk characteristics as the Company.
•	Houlihan Lokey included the impact of non-recurring cash items anticipated by the Company in the cash flow analysis.

Valuation of TIMCO
Valuation Considerations
•	In performing our valuation analysis, Houlihan Lokey has taken the following factors into consideration, among others:
•	Projections for FY 2006 are “back-end loaded” with nearly all of the Company’s EBITDA generated in the second half of the year.

•	TIMCO is bumping up against its capacity constraints, both employee and plant, at several of its facilities.

•	Management has an inconsistent track record of achieving its financial projections.

•	Management has indicated that the Company does not have the systems and financial controls necessary to run its business most effectively.

•	The Company’s operating margin is substantially lower than all of its comparable public peers and is smaller than the majority of its comparable public peers.

•	Due to TIMCO’s relative financial under-performance versus the comparable company universe, Houlihan Lokey has historically valued the Company at a discount to other publicly traded comparable companies.

•	Higher growth divisions are being negatively impacted by rising raw material prices.

•	The present value of TIMCO’s $84.3 million NOL assumes no limitations on its use. Due to a recent possible change of control, there may be limitations on TIMCO’s ability to utilize the NOL.

•	Fixed price contract environment introduces extreme volatility to earnings performance.

•	Potential to participate with Lockheed in the KC-135 maintenance program, which could be worth up to $2.5 billion in revenue between TIMCO and Lockheed over a 10-year period.

•	Cash closure and shutdown costs for the Goodyear facility, which are estimated by the Company to have impacted FY 2005 EBITDA by $5.4 million.

•	At the direction of the Company’s management, Houlihan Lokey has relied upon the “base case” projections for the second half of 2006.

Valuation of TIMCO
Valuation Summary — Pre-Transaction
•	Houlihan Lokey has concluded that the TEV of the Company on a consolidated basis is reasonably stated in the range of approximately $71 million to $83 million, which results in a fully diluted per share value of $1.00 to $1.68.
TEV Summary
(figures in thousands, except per share values)
Enterprise Value Indication from Operations

	Low		High

Market Multiple Methodology	$65,074	—	$77,656

Discounted Cash Flow Methodology	$76,297		$88,443

Results Summary

Enterprise Value from Operations	$70,686	—	$83,050

Less: Total Debt as of 05/31/06	($48,608)	—	($48,608)
Less: Goodyear Closure Costs (1)	(3,166)	—	(3,166)
Less: Severance Payments (2)	(1,767)		(1,767)

Equity Value (rounded)	$17,100	—	$29,500

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance as of 05/31/06	$564	—	$564
Add: Net Operating Loss Carry-forward (3)	3,909	—	6,300

Value to Common Equity	$21,573	—	$36,364

Per Share Value (Fully Diluted) (4)	$1.00		$1.68
Implied Multiples

EV / LTM EBITDA	4.2x	—	7.2x
EV / 2006E EBITDA	9.9x	—	17.1x
EV / 2007E EBITDA	6.3x	—	7.4x

[1]	Represents the expected closure costs for closure of the Company’s Goodyear operations, as estimated by management.

[2]	Represents severance payments for Gil West and Jack Arehart, or provided by management.

[3]	Based on the present value of the tax savings attributable to the Company’s $84.3 million NOL. Assumes full availability of NOLs without restrictions.

[4]	Number of shares outstanding: 21,598,122.

Valuation of TIMCO
Valuation Summary — Pro Forma for Stock Purchase Transaction
•	Houlihan Lokey has also considered the impact of the Stock Purchase Transaction on the valuation of the Company on a consolidated basis, as well as the Company’s implied share price.
TEV Summary
(figures in thousands, except per share values)
Enterprise Value Indication from Operations

	Low		High

Market Multiple Methodology	$65,074	—	$77,656

Discounted Cash Flow Methodology	$76,297		$88,443
Results Summary

Enterprise Value from Operations	$70,686	—	$83,050

Less: Total Debt as of 05/31/06 (1)	($42,608)	—	($42,608)
Less: Goodyear Closure Costs (2)	(3,166)	—	(3,166)
Less: Severance Payments (3)	(1,767)		(1,767)

Equity Value (rounded)	$23,100	—	$35,500

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance as of 05/31/06	$564	—	$564
Add: Net Operating Loss Carry-forward (4)	3,909	—	6,300

Value to Common Equity	$27,573	—	$42,364

Per Share Value (Fully Diluted) (5)	$1.15		$1.77
Implied Multiples

EV / LTM EBITDA	5.7x	—	8.7x
EV / 2006E EBITDA	13.4x	—	20.5x
EV / 2007E EBITDA	6.3x	—	7.4x

[1]	Assumes conversion of $6.0 million of notes held by LJH and Owl Creek are converted into approximately 2.4 million shares of TIMCO common stock.

[2]	Represents the expected closure costs for closure of the Company’s Goodyear operations, as estimated by management.

[3]	Represents severance payments for Gil West and Jack Arehart, or provided by management.

[4]	Based on the present value of the tax savings attributable to the Company’s $84.3 million NOL. Assumes full availability of NOLs without restrictions.

[5]	Number of shares outstanding: 23,998,122.

Valuation of TIMCO
Market Multiple Approach — Summary
Market Multiple Analysis1
(figures in thousands)

	Representative	Selected	Indicated
	Level	Multiple Range	Enterprise Value Range
FY 2006E
EBITDA (1)	$1,730	10.0 x — 11.0 x	$17,302 -- $19,032

FY 2007E
EBITDA	$11,275	6.0 x — 7.0 x	$67,650 -- $78,925

EBIT	$6,944	9.0 x — 11.0 x	$62,499 -- $76,388

Indicated Enterprise Value Range			$65,074 -- $77,656

[1]	Excluded from Indicated Enterprise Value Range.

Valuation of TIMCO
Market Multiple Approach — Representative Earnings Levels
•	The following schedule shows the historical and projected financial performance of the Company.
Consolidated Historical and Projected Representative Earnings Levels
(figures in thousands)

	Fiscal Year Ended December 31,						Projected Fiscal Year Ended December 31,
	2004A (1)%		2005A (2)%		LTM 5/06 (3)%		2006E (4)%		2007P (5)%		2008P (5)%

Reported Revenue	$323,488		$297,412		$297,415		$298,521		$306,052		$316,605
Less: Cost of Goods Sold	294,199		278,344		278,353		281,205		276,705		284,847

Gross Profit	29,289	9.1%	19,069	6.4%	19,062	6.4%	17,316	5.8%	29,347	9.6%	31,758	10.0%
Less: Selling, General and Administrative	22,636	7.0%	25,569	8.6%	25,570	8.6%	26,169	8.8%	22,523	7.4%	23,138	7.3%
Add: Depreciation and Amortization	5,229	1.6%	4,227	1.4%	4,226	1.4%	4,473	1.5%	4,331	1.4%	4,659	1.5%
Add: Adjustments	1,936		2,045		6,354		6,110		120		120

Adjusted EBITDA	$13,818	4.3%	($229)	-0.1%	$4,072	1.4%	$1,730	0.6%	$11,275	3.7%	$13,400	4.2%
Less: Depreciation and Amortization	$5,229		$4,227		$4,226		$4,473		$4,331		$4,659

Adjusted EBIT	$8,589	2.7%	($4,456)	-1.5%	($154)	-0.1%	($2,742)	-0.9%	$6,944	2.3%	$8,741	2.8%
EBIT Margin %	2.7%		-1.5%		-0.1%		-0.9%		2.3%		2.8%

Adjustments:

Horn Life Insurance Settlement	$0		($250)		$0		$0		$0		$0
Kitty Hawk Settlement	0		(958)		815		0		0		0
AID Lease Modification	0		(1,178)		(1,178)		0		0		0
Charge for Revaluation of Inventory	1,936		0		0		0		0		0
HLHZ & Other Professional Fees	0		782		532		250		0		0
Tender Inducement	0		619		186		0		0		0
Severance Payments	0		2,078		3,845		1,767		0		0
Other Income and Adjustments	0		953		2,155		4,093		120		120

Total Adjustments	$1,936		$2,045		$6,354		$6,110		$120		$120

NOTE: Financial information based on: FY 2004-2005 10-Ks, LTM 5/06: “YTD Financials 6-20-06.xls” FY 2006 -” Houlihan_7-06_proj_PL_BS1.xls” (base case), FY 2007 — 2008: “3 Yr Model -sent to R. Klein 3-22-06.xls” files.

[1]	FY 2004 adjustments based on FY 2004 10-K “ITEM 7”. Results have not been adjusted for the closures of AID and Goodyear operations

[2]	FY 2005 adjustments based on the file “2005 Unusual Adjustments to EBITDA.xls”. Results have also been adjusted for the closures of AID and Goodyear operations.

[3]	LTM adjustments based on the files “Houlihan_6-23-06_info.xls” and “ 2006 Non-recurring EBITDA adj’s.xls”

[4]	FY 2006 adjustments represent other income and non-recurring professional fees as reported in the files “2006 Non-recurring EBITDA adj’s.xls” and ”Houlihan_7-06_proj_PL_BS1.xls”. Results have also been adjusted for the closures of AID (not including certain long-term recurring expenses) and Goodyear operations.

[5]	FY 2007 — 2008 adjustments represents other income as presented in the file “3 Yr Model -sent to R. Klein 3-22-06.xls”. Results have also been adjusted for the closures of AID and Goodyear operations.

Valuation of TIMCO
Market Multiple Approach (Continued)
Comparable Company Market Multiples
(figures in thousands)

EV / EBITDA
	FYE	LTM	FY 2006E	FY 2007E
AAR Corp (1)	17.8x	13.7x	12.3x	9.7x
BE Aerospace Inc (2)	16.8x	15.4x	12.1x	9.4x
Pemco Aviation Group Inc (3)	NMF	NMF	NA	NA
Sequa Corp (3)	7.0x	6.8x	NA	NA
Triumph Group Inc (4)	8.9x	8.9x	7.9x	7.1x

Low	7.0x	6.8x	7.9x	7.1x
High	17.8x	15.4x	12.3x	9.7x
Median	12.9x	11.3x	12.1x	9.4x
Mean	12.6x	11.2x	10.8x	8.7x

EV / Revenue
	FYE	LTM	FY 2006E	FY 2007E
AAR Corp (1)	1.50x	1.32x	1.26x	1.09x
BE Aerospace Inc (2)	2.40x	2.27x	1.93x	1.61x
Pemco Aviation Group Inc (3)	0.54x	0.56x	NA	NA
Sequa Corp (3)	0.79x	0.77x	NA	NA
Triumph Group Inc (4)	1.20x	1.20x	1.03x	0.93x

Low	0.54x	0.56x	1.03x	0.93x
High	2.40x	2.27x	1.93x	1.61x
Median	1.20x	1.20x	1.26x	1.09x
Mean	1.29x	1.22x	1.40x	1.21x

EV / EBIT
	FYE	LTM	FY 2006E	FY 2007E
AAR Corp (1)	32.1x	20.6x	17.8x	13.0x
BE Aerospace Inc (2)	22.1x	19.7x	14.7x	10.9x
Pemco Aviation Group Inc (3)	NMF	NMF	NA	NA
Sequa Corp (3)	10.9x	10.4x	NA	NA
Triumph Group Inc (4)	12.9x	12.9x	11.5x	9.8x

Low	10.9x	10.4x	11.5x	9.8x
High	32.1x	20.6x	17.8x	13.0x
Median	17.5x	16.3x	14.7x	10.9x
Mean	19.5x	15.9x	14.6x	11.2x

[1]	Projected financial figures are based on a SG Cowen report dated February 23, 2006.

[2]	Projected financial figures are based on a Friedman, Billings & Ramsey report dated May 22, 2006.

[3]	No projections available.

[4]	Projected financial figures are based on a DA Davidson report dated May 8, 2006.

Valuation of TIMCO
     Market Multiple Approach (Continued)
Comparable Company Risk Ranking Analysis
Size
(Revenue, thousands)

Sequa Corp	$2,046,588
Aviall Inc	$1,370,705
BE Aerospace Inc	$894,800
AAR Corp	$853,730
Triumph Group Inc	$760,421
Timco Aviation Services Inc	$297,412
Pemco Aviation Group Inc	$143,907
Historical Growth
(2-Year EBITDA)

AAR Corp	37.3%
BE Aerospace Inc	29.5%
Sequa Corp	24.0%
Aviall Inc	22.5%
Triumph Group Inc	15.4%
Pemco Aviation Group Inc	NMF
Timco Aviation Services Inc	NMF
Profitability
(EBITDA to Revenue)

BE Aerospace Inc	14.7%
Triumph Group Inc	13.5%
Sequa Corp	11.3%
Aviall Inc	10.2%
AAR Corp	9.6%
Timco Aviation Services Inc	1.4%
Pemco Aviation Group Inc	-1.6%
Size
(Enterprise Value, thousands)

BE Aerospace Inc	$2,028,291
Sequa Corp	$1,580,829
Aviall Inc	$2,065,208
AAR Corp	$1,124,302
Triumph Group Inc	$909,016
Timco Aviation Services Inc	$123,853
Pemco Aviation Group Inc	$81,302
Historical Growth
(1-Year EBITDA)

Triumph Group Inc	46.8%
Aviall Inc	40.0%
BE Aerospace Inc	29.7%
AAR Corp	28.6%
Sequa Corp	21.8%
Pemco Aviation Group Inc	NMF
Timco Aviation Services Inc	NMF
Relative Depreciation
(Depreciation to EBITDA)

Aviall Inc	20.1%
BE Aerospace Inc	21.6%
Triumph Group Inc	29.8%
AAR Corp	33.5%
Sequa Corp	34.8%
Pemco Aviation Group Inc	NMF
Timco Aviation Services Inc	103.8%
Historical Growth
(2-Year Revenue)

Timco Aviation Services Inc	63.4%
Triumph Group Inc	25.0%
BE Aerospace Inc	16.3%
Sequa Corp	13.6%
Aviall Inc	13.1%
AAR Corp	11.7%
Pemco Aviation Group Inc	-11.1%
Projected Growth
(1-Year EBITDA)

AAR Corp	44.7%
BE Aerospace Inc	39.2%
Aviall Inc	25.3%
Triumph Group Inc	12.4%
Timco Aviation Services Inc	-57.5%
Pemco Aviation Group Inc	NMF
Sequa Corp	NA
Internal Investment
(Capital Expenditures to Revenue)

Sequa Corp	4.0%
Pemco Aviation Group Inc	2.6%
Triumph Group Inc	2.4%
BE Aerospace Inc	2.0%
AAR Corp	1.8%
Aviall Inc	0.8%
Timco Aviation Services Inc	NA
Historical Growth
(1-Year Revenue)

AAR Corp	16.0%
BE Aerospace Inc	15.1%
Triumph Group Inc	13.2%
Aviall Inc	11.3%
Sequa Corp	7.2%
Timco Aviation Services Inc	-8.1%
Pemco Aviation Group Inc	-25.3%
Profitability
(Gross Margin to Revenue)

BE Aerospace Inc	35.1%
Triumph Group Inc	21.8%
Sequa Corp	18.1%
AAR Corp	17.7%
Aviall Inc	17.6%
Pemco Aviation Group Inc	10.0%
Timco Aviation Services Inc	6.4%
Liquidity
(Current Ratio)

AAR Corp	3.3
Sequa Corp	2.9
BE Aerospace Inc	2.8
Triumph Group Inc	2.6
Aviall Inc	1.8
Timco Aviation Services Inc	1.3
Pemco Aviation Group Inc	0.7
Projected Growth
(1-Year Revenue)

BE Aerospace Inc	24.7%
AAR Corp	19.3%
Aviall Inc	15.7%
Triumph Group Inc	16.4%
Timco Aviation Services Inc	0.4%
Pemco Aviation Group Inc	NA
Sequa Corp	NA
Profitability
(EBIT to Revenue)

BE Aerospace Inc	11.5%
Triumph Group Inc	9.3%
Aviall Inc	8.2%
Sequa Corp	7.4%
AAR Corp	6.4%
Timco Aviation Services Inc	-0.1%
Pemco Aviation Group Inc	-4.4%
Leverage
(Debt to EBITDA)

Triumph Group Inc	1.6x
Aviall Inc	2.7x
BE Aerospace Inc	3.3x
Sequa Corp	3.8x
AAR Corp	4.0x
Pemco Aviation Group Inc	NMF
Timco Aviation Services Inc	NMF

NOTE: TIMCO metrics based on year-end performance as of December 31, 2005 adjusted for unusual items and discontinued operations. Comparable company metrics are based off of LTM performance.

Valuation of TIMCO
Discounted Cash Flow Approach Summary
(figures in thousands)

	Projected Fiscal Year Ending December 31,
	2006(1)	2007	2008
Adjusted EBIT	($2,990)	$6,944	$8,741
Less: Taxes	(1,196)	2,778	3,496

Debt-Free Earnings	($1,794)	$4,167	$5,244
Less: Capital Expenditures	(375)	(2,725)	(2,600)
Less: Working Capital Requirements(2)	928	(233)	773
Add: Depreciation and Amortization	2,163	4,331	4,659

Total Net Investment	$2,716	$1,372	$2,833

Net Debt-Free Cash Flows:	$922	$5,539	$8,077
Discount Period	0.250	1.000	2.000
Discount Factor @ 18.0%	0.96	0.85	0.72

Present Value of Net Debt-Free Cash Flows:	$884	$4,694	$5,801
Sensitivity Analysis: Enterprise Value

		Terminal Multiple
	Discount Rate	7.0 x	7.5 x	8.0 x	8.5 x	9.0 x
	16.0%	$76,387	$81,010	$85,633	$90,256	$94,879
	17.0%	$74,868	$79,393	$83,918	$88,443	$92,968
	18.0%	$73,393	$77,823	$82,252	$86,682	$91,111
	19.0%	$71,960	$76,297	$80,634	$84,971	$89,309
	20.0%	$70,568	$74,815	$79,062	$83,310	$87,557

Range of Selected Enterprise Values			$76,297	—	$88,443
DCF Assumptions

Discount Rate	18.0%
Tax Rate	40.0%
Terminal Value Assumptions

Terminal EBITDA (2008)	$13,400
Terminal Multiple	8.0 x

Terminal Value	$107,198
Discount Period	2.50
Discount Factor @ 18.0%	0.66

PV of Terminal Value	$70,873
Distribution of Value

Period Cash Flow	13.8%
Terminal Cash Flow	86.2%

Total	100.0%
Implied Analyses

LTM EBITDA Multiple	NMF
NFY EBITDA Multiple	NMF
Implied Gordon Growth Rate	NMF

[1]	Financial data does not include the financial impact or closure costs of Goodyear operations. Represents performance for the six-month period July through December 2006.

     Valuation of TIMCO
Weighted Average Cost of Capital

(figures in thousands)
			Market			Debt to	Preferred to	Equity to
		Preferred	Value of	Total	Debt to	Total	Total	Total
	Debt	Stock	Equity	Capitalization	Equity	Capitalization	Capitalization	Capitalization
AAR Corp	$174,438	$0	$1,054,677	$1,229,115	16.5%	14.2%	0.0%	85.8%
BE Aerospace Inc	429,000	0	1,739,791	2,168,791	24.7%	19.8%	0.0%	80.2%
Pemco Aviation Group Inc	32,606	0	48,734	81,340	66.9%	40.1%	0.0%	59.9%
Sequa Corp	894,123	0	944,752	1,838,875	94.6%	48.6%	0.0%	51.4%
Triumph Group Inc	161,417	0	753,297	914,714	21.4%	17.6%	0.0%	82.4%

Median	$174,438	$0	$944,752	$1,229,115	24.7%	19.8%	0.0%	80.2%
Mean	338,317	0	908,250	1,246,567	44.8%	28.1%	0.0%	71.9%

			Decile	Adjusted	Equity	Size
	Levered	Unlevered	Based	Unlevered	Risk	Risk	Cost of	Cost of	Cost of
	Beta (1)	Beta	Beta	Beta	Premium (2)	Premium (2)	Equity	Debt	Preferred	WACC
AAR Corp	2.28	2.07	1.23	2.38	7.2%	1.61%	23.3%	4.5%	—	20.4%
BE Aerospace Inc	1.72	1.50	1.16	1.82	7.2%	1.44%	19.1%	8.7%	—	16.4%
Pemco Aviation Group Inc	0.65	0.46	1.41	0.46	7.2%	6.41%	16.4%	8.3%	—	11.8%
Sequa Corp	0.49	0.31	1.23	0.36	7.2%	1.61%	10.4%	8.7%	5.0%	7.9%
Triumph Group Inc	1.47	1.30	1.23	1.49	7.2%	1.61%	17.5%	6.0%	—	15.1%

Median	1.47	1.30	1.23	1.49			17.5%	8.3%	0.0%	15.1%
Mean	1.32	1.13	1.25	1.30			17.4%	7.2%	1.0%	14.3%

[1]	Betas based on 5 year monthly data. Source: Bloomberg.

[2]	Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138 and 140.

     Valuation of TIMCO
Weighted Average Cost of Capital
Market Assumptions

20-Year Treasury Bond Yield	5.31%
Equity Risk Premium (1)	7.20%
Size Risk Premium (1)	6.41%
Company Specific Risk Premium	0.00%
Tax Rate	40.00%
Beta Assumptions

Company Specific Decile Beta	1.41
Selected Adjusted Unlevered Beta	1.30
Levered Beta	1.61
Capital Structure Assumptions

Preferred to Enterprise Value	0.0%
Debt to Enterprise Value	28.1%
Equity to Enterprise Value	71.9%
Cost of Debt	7.0%
Cost of Preferred	0.0%
Cost of Equity	23.3%

Concluded Weighted Average Cost of Capital	17.9%

[1]	Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138, 140, 169, and 179.

Fairness Analysis

Fairness Analysis

Fairness of Stock Purchase Price
Fairness of Going Private Transaction Consideration

     Fairness of Stock Purchase Price
Analysis of Stock Purchase Transaction
•	Based on the analysis conducted by Houlihan Lokey, the Stock Purchase Price of $2.50 per share is fair to the Unaffiliated Stockholders and Interested Parties of TIMCO from a financial point of view.
•	The Stock Purchase Price is 86.4% above the midpoint of Houlihan Lokey’s implied pre-Stock Purchase Transaction valuation range of $1.34.
•	On a post-Stock Purchase Transaction basis, the Stock Purchase Price is still 71.6% above the midpoint of Houlihan Lokey’s implied valuation range of $1.46.
•	As a prerequisite to the Stock Purchase Transaction, TAS has agreed to offer to take the Company private at $4.00 per share, with the necessary funds placed in escrow.
•	The Stock Purchase Transaction will provide the company with $6 million of debt forgiveness.
•	On June 29th and 30th, 2006 Owl Creek and LJH filed amended 13-D schedules in which the Going Private Transaction and tender offer of $4.00 per share to the Unaffiliated Stockholders was announced, but the Stock Purchase Price of $2.50 was not disclosed. TIMCO’s stock price subsequently increased from $2.03 as of June 28th to $3.51 as of July 12th.
•	TIMCO’s current common stock price may not be an accurate consideration of going concern value, largely due to (i) limited float, (ii) low trading volume, (iii) no analyst coverage, and (iv) announcement of the Transaction.

     Fairness of Stock Purchase Price
Annotated Stock Chart
•	The chart below shows TIMCO’s common stock trading activity on a year-to-date basis.

     Fairness of Stock Purchase Price
Float Analysis
Summary

(in thousands)
	Average Daily	Public Float	Primary Shares	Public Float/	Avg. Daily Vol/	Avg. Daily Vol/
	Volume (1)	Estimate (2)	Outstanding (2)	Shares Outstanding	Public Float	Shares Out
AAR Corp.	441	34,690	36,461	95.1%	1.27%	1.21%
Pemco Aviation Group Inc.	2	3,370	4,120	81.8%	0.07%	0.05%
Sequa Corp	32	6,660	11,248	59.2%	0.48%	0.29%
Triumph Group Inc.	104	15,520	16,130	96.2%	0.67%	0.64%
BE Aerospace Inc.	803	74,470	77,445	96.2%	1.08%	1.04%

High	803	74,470	77,445	96.2%	1.27%	1.21%
Low	2	3,370	4,120	59.2%	0.07%	0.05%
Mean	276	26,942	29,081	85.7%	0.71%	0.65%
Median	104	15,520	16,130	95.1%	0.67%	0.64%

TIMCO Aviation Services Inc.	5	2,333 (3)	21,598 (3)	10.8%	0.23%	0.02%

[1]	Based on 90-day average trading activity as of June 23, 2006.

[2]	Source: Bloomberg

[3]	Based on file provided by management provided March 23, 2006, titled “Ownership Detail for TIMCO Aviation.xls”. Public float reflects total primary shares less LJH and Owl Creek holdings.

     Fairness of Stock Purchase Price
Float Analysis (continued)

     Fairness of Stock Purchase Price
Float Analysis (continued)

     Fairness of Stock Purchase Price
Float Analysis (continued)

     Fairness of Stock Purchase Price
Benefits to Existing Common Stockholders
•	The Stock Purchase Transaction offers a number of benefits to the Company and its common stockholders, including:
•	Provides $6 million of additional liquidity through forgiveness of debt;

•	The Stock Purchase Price of $2.50 is 86.4% greater than the midpoint of Houlihan Lokey’s pre-transaction independent valuation of $1.34;

•	The Purchase Price is 23.2% higher than the unaffected closing price of TIMCO’s common stock on June 28, 2006 of $2.03, and is 24.1% higher than the 10-day trailing average closing price of TIMCO’s common stock of approximately $2.02 as of the same date; and

•	On June 29th and 30th, 2006 Owl Creek and LJH filed amended 13-D schedules in which the Going Private Transaction and tender offer of $4.00 per share to the Unaffiliated Stockholders was announced. TIMCO’s stock price subsequently increased from $2.03 as of June 28th to $3.51 as of July 12th.

•	Consummation of the Stock Purchase Transaction will help facilitate TAS to effect the Going Private Transaction at a price of $4.00 per share.

Fairness Analysis

Fairness of Stock Purchase Price
Fairness of Going Private Transaction Consideration

Fairness of Going Private Transaction Consideration
Analysis of the Going Private Transaction
•	Based on the analyses completed by Houlihan Lokey, the Consideration to be received by Unaffiliated Stockholders and Interested Parties in connection with the Going Private Transaction is fair from a financial point of view.

•	The total Consideration is contemplated to cost TAS approximately $10.0 million.
•	TAS has agreed to escrow the funds, assuring the transaction will close and is fully funded.

•	Certain owners of TAS initially offered to provide $2.00 per share in cash to the Unaffiliated Stockholders but through negotiation by the Committee, TAS has offered the current Consideration of $4.00 per share in cash.

•	Recent purchases by LJH of large blocks of common stock at $4.00 per share from sophisticated investors, aware of recent results and the potential to secure a large military contract.

•	TIMCO’s current common stock price may not be an accurate consideration of going concern value, largely due to (i) limited float, (ii) low trading volume, (iii) no analyst coverage, and (iv) announcement of the Transaction.

•	Recent rights offering at a share price of $4.80 was determined before second-half FY 2005 results were known and revised FY 2006 outlook was developed.

•	The Consideration is 174.5% higher than the midpoint of Houlihan Lokey’s post-Stock Purchase Transaction independent valuation of $1.46.

•	The Consideration is 97.0% higher than the closing price of TIMCO’s common stock as of June 28, 2006, and 98.5% higher than the 10-day trailing average closing price of TIMCO’s common stock as of the same date.

•	The Consideration is the same price at which LJH recently purchased large blocks of shares from sophisticated institutional investors Lampe Conway & Co., LLC and Loeb Partners Corp. (February 6, 2006).

•	On June 29th and 30th, 2006 Owl Creek and LJH filed amended 13-D schedules in which the Going Private Transaction and tender offer of $4.00 per share to the Unaffiliated Stockholders and Interested Parties was announced. TIMCO’s stock price subsequently increased from $2.03 as of June 28th to $3.51 as of July 12th.

•	Recognizes potential upside related to participation in military contracts of other new business.

Fairness of Going Private Transaction Consideration
Stock Price and Multiple Comparison
•	The table below summarizes the Company’s implied valuation based on different stock prices.(1)

		HLHZ
	Consideration	Midpoint	Stock	03/28/06	Current
($ thousands, except for share price)	Price	Valuation (3)	Purchase Price	Stock Price	Stock Price
Stock Price	$4.00	$1.60	$2.50	$2.03	$3.51
Premium / (Discount) vs. Consideration Price		(60.1%)	(37.5%)	(49.3%)	(12.3%)

Shares Outstanding (1)	21,598	21,598	21,598	21,598	21,598

Market Value of Equity	$86,392	$34,486	$53,995	$43,844	$75,809

Total Debt as of 6/12/06 (1)	$47,098	$47,098	$47,098	$47,098	$47,098
LESS: Worker’s Compensation L/C’s (2)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)
LESS: Cash	564	564	564	564	564

Value To Common Equity	$133,055	$81,149	$100,658	$90,507	$122,472

Median of
Comparable
Implied Valuation Multiples	Companies
TEV / FY 2006E EBITDA	10.8x	NMF	NMF	NMF	NMF	NMF
TEV / FY 2007E EBITDA	8.5x	11.8x	7.2x	8.9x	8.0x	10.9x

[1]	Assumes conversion of PIK Notes and exercise of LJH Warrant.

[2]	Undrawn LCs issued to support workers compensation program are included in Total Debt.

[3]	Post-Stock Purchase Transaction.

Fairness of Going Private Transaction Consideration
Minority Purchase Analysis (1)
•	Below is a summary of statistics relating to transactions similar to the contemplated Going Private Transaction
($ in millions except per share amounts)

		Target								Premium To Pre-Announce Date Stock Price
Date	Date	Ticker			Transaction	Enterprise	% Shares Held at	% of Shares	Final Offer	Final Offer
Announced	Effective	Symbol	Target Name	Acquiror Name	Value	Value	Announcement	Acquired	Price/Share	1 Day	1 Week	1 Month

07/08/05	03/22/06	RUM	Cruzan International Inc	Absolut Spirits Co Inc	$58.0	$206.9	67.8%	32.3%	$28.37	12.5%	9.1%	8.7%
09/12/05	12/15/05	CSAV	CoolSavings Inc	Landmark Commun Inc	31.7	70.6	50.4%	49.6%	0.80	45.5%	45.5%	33.3%
09/27/05	11/28/05	NRCNA	Northland Cranberries Inc	New Harvest Inc	2.1	16.0	89.1%	5.4%	0.21	-43.2%	-40.0%	-40.0%
10/14/05	10/14/05	USHE	USHealth Group Inc	Special Situations Holdings	0.3	NA	93.0%	7.0%	NA	NA	NA	NA
03/24/05	07/11/05	RWMC	Redwood Microcap Fund	Gibbs Holdings LLC	1.0	NA	74.7%	25.3%	1.60	154.0%	154.0%	154.0%
11/21/03	06/03/05	CHEF	Chefs International Inc	Lombardi Restaurant Group Inc	4.6	9.9	22.0%	39.0%	3.00	106.9%	106.9%	114.3%
08/06/04	04/21/05	ELMS	Elmer’s Restaurants Inc	ERI Acquisition Corp	5.7	17.1	54.8%	34.0%	7.50	20.0%	17.9%	7.9%
08/16/04	03/17/05	RSII	RSI Holdings Inc	BCM Acquisition Corp	0.2	2.7	78.0%	22.0%	0.10	11.1%	11.1%	11.1%
08/25/04	01/01/05	SSLI	Southern Security Life Ins	SSLIC Holding Co	1.9	8.9	77.0%	23.0%	3.84	18.2%	18.2%	23.9%
06/25/04	12/23/04	EDEL	Edelbrock Corp	Investor Group	47.7	88.9	63.1%	49.0%	16.75	13.1%	13.1%	10.6%
08/02/04	12/08/04	COX	Cox Communications Inc	Cox Enterprises Inc	8,389.6	28,644.7	61.4%	37.8%	34.75	26.0%	24.6%	25.2%
09/13/04	12/01/04	RAGS	Rag Shops Inc	Sun Capital Partners Inc	9.4	22.5	53.8%	44.3%	4.30	23.2%	19.1%	24.3%
09/23/04	11/09/04	WRDP	WorldPort Communications Inc	Investor Group	15.0	NA	52.0%	48.0%	0.95	8.0%	8.0%	37.7%
04/05/04	11/08/04	MMAN	Minuteman International Inc	Hako-Werke International GmbH	15.7	53.4	68.1%	31.9%	13.75	23.4%	21.9%	24.4%
05/05/03	10/26/04	VSLF	Semele Group Inc	Investor Group	1.2	60.9	58.0%	42.0%	1.40	53.8%	53.8%	50.5%
12/31/03	09/13/04	BOYD	Boyd Bros Transportation Inc	Investor Group	9.7	55.5	72.0%	28.0%	9.18	66.3%	53.0%	76.2%
12/02/03	05/06/04	RJI	Reeds Jewelers Inc	Zimmer Family	2.2	45.5	87.5%	12.5%	2.05	86.4%	84.7%	84.7%
05/05/03	03/01/04	WTBK	Westerbeke Corp	Westerbeke Acquisition Corp	3.1	10.3	56.2%	43.8%	3.26	92.9%	85.2%	78.1%
02/18/03	12/23/03	LXNT	Lexent Inc	Investor Group	31.5	NA	52.1%	47.9%	1.50	82.9%	64.8%	45.6%
04/29/03	09/15/03	RWDT	RWD Tech Inc	Research Park Acquisition Inc	11.5	23.2	66.0%	34.0%	2.10	147.1%	128.3%	133.3%
05/05/03	09/12/03	MOYC	Moyco Technologies Inc	Investor Group	0.1	2.0	65.4%	34.6%	0.05	-25.0%	50.0%	-25.0%
06/10/03	07/14/03	ATL	Atalanta/Sosnoff Capital Corp	Martin Sosnoff	23.5	117.6	79.1%	20.9%	13.95	4.9%	7.4%	9.4%
06/30/03	06/30/03	OFS.L	Offshore Tool & Energy Corp	Westpool Investment Trust PLC	0.7	NA	93.1%	6.9%	NA	NA	NA	NA
09/03/02	05/30/03	SAND	Sandata Technologies Inc	Sandata Acquisition Corp	1.6	6.5	70.0%	30.0%	1.91	32.6%	32.6%	51.6%
10/17/02	05/12/03	PMCX	Pak Mail Centers of America	Pak Mail Acquisition Corp	0.0	2.8	79.4%	20.6%	0.05	NA	NA	NA
03/13/03	03/13/03	LUND	Lund Intl Hldgs Inc	Aftermarket Holdings Inc	2.0	109.3	92.4%	7.6%	2.50	NA	NA	NA
10/11/02	02/28/03	LAND	Landair Corp	Investor Group	19.7	99.4	80.0%	29.0%	13.00	31.1%	25.0%	24.9%
07/26/02	02/28/03	ISP	International Specialty Prods	Samuel J Heyman	138.0	1,074.1	71.0%	20.0%	10.30	1.7%	4.3%	33.8%
04/18/02	02/21/03	PRTS	Partsbase Inc	Investor Group	7.3	NA	64.2%	35.8%	1.50	44.2%	36.4%	94.8%
06/13/02	02/04/03	RIFL	Royal Precision Inc	Royal Associates Inc	0.3	8.6	77.0%	23.0%	0.10	-54.6%	-60.0%	-56.5%
08/13/02	01/03/03	RBBR	R-B Rubber Products Inc	Dash Multi-Corp Inc	3.0	11.4	35.3%	29.9%	2.80	69.7%	83.0%	75.0%
03/14/02	11/22/02	KPT	Konover Property Trust Inc	Investor Group	26.6	301.3	67.0%	33.0%	2.10	20.0%	20.0%	16.7%
08/20/02	10/31/02	PRS	Pure Resources Inc	Union Oil Co of California	433.6	1,703.0	65.0%	35.0%	21.48	27.0%	20.7%	22.4%
05/16/02	08/19/02	BAL	Balanced Care Corp	IPC Advisors SARL	4.0	118.7	53.3%	46.7%	0.25	177.8%	150.0%	150.0%
03/04/02	06/28/02	EFTD	FTD.COM INC	IOS Brands Corp	24.6	133.9	85.0%	15.0%	3.35	-61.7%	-62.8%	-57.0%
04/05/02	05/07/02	CNYB	Century Builders Group Inc	New Century Homebuilders Inc	3.5	93.8	90.5%	9.5%	0.90	5.9%	-7.2%	9.8%
03/08/02	04/16/02	HPACE	Hawker Pacific Aerospace	Lufthansa Technik AG	8.5	102.3	74.4%	25.6%	3.25	3.2%	2.5%	25.5%

High										177.8%	154.0%	154.0%
Low										-61.7%	-62.8%	-57.0%
Median										23.4%	21.9%	25.2%
Mean										37.1%	35.8%	38.8%

[1]	Study based on SDC run of transactions between 2002 to the present in which a controlling majority shareholder purchased all or substantially all of the target’s remaining public shares.

Appendices

Appendices

Financial Data
Comparable Company Data
Due Diligence and Limiting Factors

Financial Data
Historical Income Statement
Summary of Operations

(figures in thousands)

				LTM
	Fiscal Year Ended December 31,			Ended
	2003	2004	2005	5/31/2006

Revenues, Net	$181,973	$323,488	$329,552	$297,415
Cost of Sales (Goods Sold)	179,705	294,199	316,268	278,373

Gross Profit	$2,268	$29,289	$13,284	$19,042

Operating Expenses:
General & Administrative	15,574	22,636	27,522	26,101
Other Operating Expenses	(1,849)	(1,082)	0	0

Total Operating Expenses	$13,725	$21,554	$27,522	$26,101

Operating Income	($11,457)	$7,735	($14,238)	($7,058)
Interest Expense	11,939	8,402	9,719	7,580
Interest (Income)	0	0	0	0
Other Expenses (Income)	0	0	(1,217)	950
Nonrecurring Loss (Gain)	(22,869)	0	0	0

Pretax Income (Loss)	($527)	($667)	($22,740)	($15,588)
Income Taxes (Credit)	3,800	0	(390)	(390)
Minority Interest	0	0	0	0

Net Income (Loss), Continuing Operations	($4,327)	($667)	($22,350)	($15,198)
Extraordinary Gains (Loss)	0	0	0	0

Net Income (Loss)	($4,327)	($667)	($22,350)	($15,198)

Financial Data
Balance Sheet
Historical Balance Sheet

(figures in thousands)

	As of December 31,
	2004	2005	05/31/05

Assets
Current Assets:
Cash & Equivalents	$293	$15,296	$799
Accounts Receivable	49,721	49,391	48,857
Inventories	22,244	28,681	29,820
Other Current Assets	4,553	7,082	7,766

Total Current Assets	76,811	100,450	87,242

Fixed Assets:

Net Fixed Assets	30,537	30,091	27,678

Intangible Assets	26,124	26,124	0
Other Assets	3,896	3,749	32,767

Total Assets	$137,368	$160,414	$147,686

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts Payable	$18,000	$21,581	$18,572
Current Maturities	14,183	10,668	7,285
Accrued Expenses	18,026	13,367	18,511
Other Current Liabilities	12,707	25,659	24,193

Total Current Liabilities	62,916	71,275	68,561

Long-Term Debt	$166,511	$42,491	$44,223
Other Liabilities	1,305		(2,271)
Deferred Income	1,488

Total Liabilities	232,220	113,765	110,514

Stockholders’ Equity:
Preferred Stock	$0	$0	$0
Common Stock	32	21	21
Paid-in Capital	182,088	344,864	324,361
Retained Earnings	(276,972)	(298,237)	(287,210)
Less: Treasury Stock	0	0	0

Net Stockholders’ Equity	(94,852)	46,648	37,173

Total Liabilities & Stockholders’ Equity	$137,368	$160,414	$147,686

Financial Data
Debt Schedule
Debt Schedule

(figures in thousands)

CIT Revolver	$5,097
LJH New Loan	6,000
Monroe Debt	18,855
Old Senior Notes	16,247
Capital Leases	3,409

Total Debt as of 05/31/06	$49,608

LESS: Worker’s Compensation (L/C’s)	(1,000)

Total Debt as of 05/31/06, net of Worker’s Compensation (L/C’s)	$48,608

Other: (1)
Senior PIK Notes	1,220
Junior PIK Notes	679

Total Other Debt:	$1,899

[1]	Valuation summary presented on a fully diluted (as converted) basis.

Financial Data
Valuation of NOL
(figures in thousands, except per share values)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12
	2006 (1)	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
NOL Beginning Balance	$84,274	$91,057	$90,823	$87,763	$84,611	$81,365	$78,022	$74,578	$71,031	$67,377	$63,614	$59,738
NOL (Used) / Created	6,783	(235)	(3,060)	(3,152)	(3,246)	(3,344)	(3,444)	(3,547)	(3,654)	(3,763)	(3,876)	(3,992)

NOL Ending Balance	$91,057	$90,823	$87,763	$84,611	$81,365	$78,022	$74,578	$71,031	$67,377	$63,614	$59,738	$55,746

Normalized Taxes
Pre-Tax Income (Growing at 3.0% After 2008)	($6,783)	$235	$3,060	$3,152	$3,246	$3,344	$3,444	$3,547	$3,654	$3,763	$3,876	$3,992
Tax Rate	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%

Taxes Payable at 40.0%	0	94	1,224	1,261	1,298	1,337	1,378	1,419	1,461	1,505	1,550	1,597

Calculation of AMT
Pre-Tax Income (Growing at 3.0% After 2008)	($6,783)	$235	$3,060	$3,152	$3,246	$3,344	$3,444	$3,547	$3,654	$3,763	$3,876	$3,992
Pre-Tax Income for AMT (10.0%)	0	23	306	315	325	334	344	355	365	376	388	399
Alternative Minimum Tax Rate	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%

AMT at 10.0%	$0	$2	$31	$32	$32	$33	$34	$35	$37	$38	$39	$40

Difference between AMT and Normalized Tax	$0	$91	$1,193	$1,229	$1,266	$1,304	$1,343	$1,383	$1,425	$1,468	$1,512	$1,557
Discount Factor at 20.0% Cost of Equity	83.3%	69.4%	57.9%	48.2%	40.2%	33.5%	27.9%	23.3%	19.4%	16.2%	13.5%	11.2%

Present Value of NOL Savings	$0	$64	$691	$593	$509	$437	$375	$322	$276	$237	$203	$175

Total Present Value of NOL	$4,769

[Additional columns below]

[Continued from above table, first column(s) repeated]

(figures in thousands, except per share values)

	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	Year 23	Year 24	Year 25
	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
NOL Beginning Balance	$55,746	$51,634	$47,398	$43,036	$38,542	$33,914	$29,147	$24,237	$19,180	$13,970	$8,605	$3,079	$0
NOL (Used) / Created	(4,112)	(4,235)	(4,363)	(4,493)	(4,628)	(4,767)	(4,910)	(5,057)	(5,209)	(5,365)	(5,526)	(3,079)	0

NOL Ending Balance	$51,634	$47,398	$43,036	$38,542	$33,914	$29,147	$24,237	$19,180	$13,970	$8,605	$3,079	$0	$0

Normalized Taxes
Pre-Tax Income (Growing at 3.0% After 2008)	$4,112	$4,235	$4,363	$4,493	$4,628	$4,767	$4,910	$5,057	$5,209	$5,365	$5,526	$5,692	$5,863
Tax Rate	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%

Taxes Payable at 40.0%	1,645	1,694	1,745	1,797	1,851	1,907	1,964	2,023	2,084	2,146	2,211	2,277	2,345

Calculation of AMT
Pre-Tax Income (Growing at 3.0% After 2008)	$4,112	$4,235	$4,363	$4,493	$4,628	$4,767	$4,910	$5,057	$5,209	$5,365	$5,526	$5,692	$5,863
Pre-Tax Income for AMT (10.0%)	411	424	436	449	463	477	491	506	521	537	553	569	586
Alternative Minimum Tax Rate	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%	10.0%

AMT at 10.0%	$41	$42	$44	$45	$46	$48	$49	$51	$52	$54	$55	$57	$59

Difference between AMT and Normalized Tax	$1,604	$1,652	$1,701	$1,752	$1,805	$1,859	$1,915	$1,972	$2,032	$2,092	$2,155	$2,220	$0
Discount Factor at 20.0% Cost of Equity	9.3%	7.8%	6.5%	5.4%	4.5%	3.8%	3.1%	2.6%	2.2%	1.8%	1.5%	1.3%	1.0%

Present Value of NOL Savings	$150	$129	$110	$95	$81	$70	$60	$51	$44	$38	$33	$28	$0

Total Present Value of NOL	$4,769

	Pre Tax Income Growth Rate
	1.0%	2.0%	3.0%	4.0%	5.0%

Discount Rate
17.0%	$5,335	$5,606	$5,845	$6,050	$6,300
19.0%	4,672	4,890	5,089	5,267	5,476
20.0%	4,391	4,587	4,769	4,934	5,125
21.0%	4,138	4,314	4,481	4,634	4,809
22.0%	3,909	4,068	4,221	4,362	4,523

	Pre Tax Income Growth Rate
	1.0%	2.0%	3.0%	4.0%	5.0%

AMT Rate
0.0%	$4,493	$4,693	$4,880	$5,049	$5,245
5.0%	4,442	4,640	4,825	4,992	5,185
10.0%	4,391	4,587	4,769	4,934	5,125
15.0%	4,341	4,534	4,713	4,876	5,065
20.0%	4,290	4,480	4,658	4,819	5,005

[1]	Year 1 (2006) starting NOL balance is based on information from Note 8 of 10-K for the year ended 12/31/05. Forecasted FY 2006 Net Income is based on the file “Houlihan_Info_6-12-06.xls”

Financial Data
EBITDA Bridge
•	The chart below shows the relationship between EBITDA as reported by the Company (“Reported EBITDA”) and EBITDA used as adjusted for certain one-time items and discontinued operations (“Adjusted EBITDA”).
($ in thousands)

	FY 2005 (1)	FY 2006 (2)

EBITDA as Reported	($7,132)	($3,853)

Adjustments to Reported EBITDA:
(Less): Horn Life Ins. Settlement	($250)	—
(Less): Kitty Hawk Settlement	(958)	—
(Less): AID Lease Modification	(1,178)	—
Plus: Houlihan Fees	782	250
Plus: Tender Inducement	619	—
Plus: Severance Payments	2,078	1,767
Plus: Deferred Financing Fees	0	400

Total Adjustments	$1,092	$2,417

EBITDA Adjusted for One-Time Items	($6,041)	($1,436)

Rep. Level Adjustments to Adjusted EBITDA:
Goodyear Business Segment	5,358	$3,166
AID Business Segment	1,223	—
AID Remaining Lease Expense(3)	(600)	—
Misc. Disconinued Operations	(171)	—

Total Business Segment Adjustments	$5,811	$3,166

Adjusted EBITDA	($229)	$1,730

[1]	Based on file provided by Company management titled “Monthly 2005 Detailed PL’s.xls”

[2]	Based on file provided by Company management titled “ 2006 Non-recurring EBITDA adj’s.xls” and “Houlihan_7-06_proj_PL_BS1.xls.”

[3]	Adjustment based on conversations with management.

Appendices

Financial Data
Comparable Company Data
Due Diligence and Limiting Factors

Comparable Company Data
AAR Corp.
AAR Corp. is a worldwide leader in supplying aftermarket products and services to the global aviation/aerospace industry. AAR reports its activities in the ‘Aviation Services’ business segment. Three classes of similar products and services are included within this segment: Aircraft and Engines, Airframe and Accessories and Manufacturing.
AAR’s Aircraft and Engines activities include the purchase, sale and lease of used commercial jet aircraft; the purchase, sale and lease of a wide variety of new, overhauled and repaired engines and engine products for the aviation aftermarket, including a broad range of spare engines and engine parts and other engine components and accessories; and the overhaul, repair and exchange of a wide range of engine parts and components and other engine support services for its commercial and military customers. AAR also provides customized inventory supply and management programs for engine parts and components in support of customer maintenance activities. The company also provides turbine engine overhaul and parts supply services to industrial gas and steam turbine operators.
AAR’s Airframe and Accessories activities consist of the purchase, sale and lease of new, overhauled and repaired airframe parts and accessories for the aviation aftermarket; and the overhaul, repair and exchange of a wide variety of airframe and accessory parts and components for its commercial, military and general aviation customers. The company also provides customized inventory supply and management programs for certain airframe parts and components in support of customer maintenance activities. AAR is also an authorized distributor for more than 150 leading aviation/aerospace product manufacturers.
DAILY STOCK PRICE AND VOLUME

Comparable Company Data
BE Aerospace Corp.
B/E Aerospace, Inc. is a manufacturer of cabin interior products for commercial aircraft and business jets and a leading distributor of aftermarket fasteners. The company sells its manufactured products directly to virtually all of the world’s major airlines and airframe manufacturers and a wide variety of general aviation customers.
The company’s major product categories include: commercial aircraft seats, including an extensive line of first class, business class, tourist class and regional aircraft seats; a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and microwave, high heat convection and steam ovens; both chemical and gaseous aircraft oxygen delivery systems; business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, oxygen delivery systems, air valve systems, high-end furniture and cabinetry; and a broad line of fasteners, consisting of over 100,000 Stock Keeping Units (SKUs).
The company also designs, develops and manufactures a broad range of cabin interior structures, provides comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services and component kits.
DAILY STOCK PRICE AND VOLUME

Comparable Company Data
Pemco Aviation Group, Inc.
Pemco Aviation Group, Inc. (formerly Precision Standard, Inc.) is a diversified aviation and aerospace company composed of three operating groups: Government Services, Commercial Services, and Manufacturing and Overhaul.
Pemco’s primary business is providing aircraft maintenance and modification services, including complete airframe inspection, maintenance, repair and custom airframe design and modification. The company provides such services for government and military customers through its Government Services Group, which specializes in providing programmed depot maintenance and scheduled depot level maintenance on large transport aircraft and helicopters.
Pemco’s Commercial Services Group provides commercial aircraft maintenance and modification services on a contract basis to the owners and operators of large commercial aircraft. The company provides commercial aircraft maintenance varying in scope from a single aircraft serviced over a few days to multi-aircraft contracts lasting several years. Pemco is able to offer full range maintenance support services to airlines coupled with the related technical services required by these customers. Pemco also has broad experience in modifying commercial aircraft and providing value-added technical solutions and holds numerous proprietary Supplemental Type Certificates.
DAILY STOCK PRICE AND VOLUME

Comparable Company Data
Sequa Corp.
Sequa Corp., a technology centered manufacturer, provides products and services to the aerospace, propulsion, metal coating, specialty chemicals and other markets. The company has six segments: Aerospace, Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Products.
The Aerospace segment consists solely of the company’s largest operating unit, Chromalloy Gas Turbine Corporation (Chromalloy). Chromalloy repairs and manufactures gas turbine engine components, principally for domestic and international airlines, original equipment manufacturers (OEMs) and the U.S. military.
Other operations include an automotive unit, which makes airbag inflators and car cigarette lighters; a metal-coatings unit, which makes coatings for building products; and a specialty chemicals unit (Warwick International), which makes bleach activators. Other Sequa units make offset web printing equipment (MEGTEC Systems) and men’s formalwear (After Six).
DAILY STOCK PRICE AND VOLUME

Comparable Company Data
Triumph Group, Inc.
Triumph Group, Inc. (“Triumph”) designs, engineers, manufactures, repairs, overhauls and distributes aircraft components, such as mechanical and electromechanical control systems, aircraft and engine accessories, structural components, auxiliary power units, avionics and aircraft instruments. Triumph serves a broad spectrum of the aerospace industry, including commercial and regional airlines and air cargo carriers, as well as original equipment manufacturers of commercial, regional, business and military aircraft and components, and manufacturers and operators of industrial gas turbine engines.
DAILY STOCK PRICE AND VOLUME

Appendices

Financial Data
Comparable Company Data
Due Diligence and Limiting Factors

Due Diligence and Limiting Factors
Summary Of Due Diligence Performed
•	We have performed such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the Company’s Form 10-Ks for the fiscal years ended December 31, 2002-2004, and 2005 (“FY 2005”);

2.	reviewed year-to-date financial performance for the five month period ended May 2006, which Management has identified as being the most recent financial information available;

3.	reviewed detailed monthly performance by division/location for FY 2005;

4.	reviewed the Company’s latest quarterly report on Form 10-Q for the three month period ended March 31, 2006;

5.	reviewed revised detailed monthly projections by division / location prepared by Management with respect to the fiscal year ending December 31, 2006 (“FY 2006”) provided via email on June 6, 2006, and, as adjusted, provided via email on June 28, 2006 and June 29, 2006;

6.	reviewed summary financial projections prepared by the Company’s management with respect to the Company for the fiscal years ending December 31, 2007 and 2008;

7.	reviewed the following analyses prepared by TIMCO management:
(i)	reviewed detail of all adjustments to EBITDA on a monthly basis for 2005, including non-recurring or extraordinary costs (provided on March 22, 2006);

(ii)	reviewed a cash reconciliation analysis, providing a bridge between cash balances of November 22, 2005 to March 17, 2006 (provided March 22, 2006);

(iii)	reviewed detail of the latest capital structure, as of June 12, 2006 (provided on June 13, 2006);

(iv)	reviewed latest cash flow forecast for the 8 week period from June 23, 2006 – August 11, 2006 (provided on June 22, 2006);

Due Diligence and Limiting Factors
Summary Of Due Diligence Performed (continued)
8.	visited the Company’s facility and corporate offices in Greensboro, North Carolina;

9.	met with certain members of the senior management of the Company to discuss the operations, pro forma financial condition and financial projections of the Company;

10.	reviewed the Company’s registration statement on Form S-1 dated October 21, 2005, outlining the terms of the Company’s exchange offer and rights offering;

11.	reviewed various change of share ownership disclosures on Form 13-G and 13-D filed between December 1, 2005 through June 4, 2006;

12.	reviewed the term sheet proposal letter from LJH, dated March 9, 2006;

13.	reviewed the memorandum from Mike Tankersley regarding Response to Principal Deal Points in TIMCO Merger Agreement, dated April 13, 2006;

14.	reviewed the Agreement and Plan of Merger among TAS and TIMCO draft dated July 6, 2006, to be dated July ___, 2006;

15.	reviewed the Escrow Agreement by and among TAS and TIMCO draft dated July 6, 2006; to be dated July___, 2006.

16.	reviewed the Agreement by and among TAS, the TAS stockholders and TIMCO draft dated July 5, 2006; to be dated July ___, 2006.

17.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

18.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, as well as publicly available prices and premiums paid in other transactions that we considered similar to the transactions and the Company;

19.	reviewed certain going private and minority purchase transactions; and

20.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

Due Diligence and Limiting Factors
Assumptions And Limiting Conditions
Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us, and our related discussions with management, have been reasonably prepared and reflect the best available estimates of the future financial condition of TIMCO (as of the dates of such forecasts and projections), and that there has been no material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements made available to us. We have also relied upon management’s calculations in determining certain adjustments to the historical financial statements. Our advice is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation. Houlihan Lokey, at the instruction of management, has relied upon the Company’s “base case projections” for 2006.
We have not independently verified the accuracy and completeness of the information supplied to us with respect to TIMCO and do not assume any responsibility with respect to it. Management has stated that they have supplied us with all relevant information related to this engagement. Specifically, estimates for the Company’s closure of its Goodyear facility as well as the cash severance payments to recently terminated senior management (including Gil West and Jack Arehart), were provided by management and have not been independently verified by Houlihan Lokey, nor has Houlihan Lokey attempted to estimate the probability of making such payments in the amounts provided. Houlihan Lokey understands that TIMCO is in settlement discussions with the terminated managers, which may alter the actual amounts paid. For purposes of Houlihan Lokey’s valuation, TIMCO’s net operating loss carry-forward (“NOL”) was valued based on its stated amount and does not assume any restrictions on its use.
This report is directed to the Committee and does not constitute recommendations to the Committee, any security holder of the Company or any other person. Houlihan Lokey’s report is made subject to the conditions, scope of engagement, limitations and understandings set forth in this report and our engagement letter and related addendum. The report does not address the Company’s underlying business decision to effect the Transaction or any other transaction, nor does the report address the Committee’s decision to approve or disapprove of the Transaction or any other transaction. Houlihan Lokey findings and this report do not constitute a recommendation to any stockholder as to whether or not they should participate in the Transaction.
Furthermore we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company nor have we attempted to raise any financing for the Company. We have not negotiated any transaction or advised you with respect to alternatives to any transaction.